                                HEALTHOLOGY, INC.

                           CERTIFICATE OF DESIGNATION

                                       OF

                   SERIES A CONVERTIBLE VOTING PREFERRED STOCK

                       ----------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     We, the undersigned, being the President and Secretary, respectively, of Healthology, Inc., a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY, pursuant to Section 151 of the General Corporation Law of the State of Delaware that the following resolution was duly adopted by the Board of Directors of the Corporation.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and designates a series of preferred stock of the Corporation, par value $.01 per share, and the Board of Directors hereby fixes the relative rights and preferences of the shares of such series as follows:

     1. Designation. The shares of such series of Preferred Stock shall be designated "Series A Convertible Voting Preferred Stock" which shall be senior to all other capital stock of the Corporation (referred to herein as the "Series A Preferred Stock").

     2. Authorized Number. The number of shares constituting the Series A Preferred Stock shall be 3,500,000.

     3. Dividends. The holders of record of shares of the Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available therefore. Dividends on the Series A Preferred Stock will be non-cumulative. No dividend shall be paid on the Common Stock or any other series of the Corporation's preferred stock at a rate greater than the rate at which the dividends are paid on the Series A Preferred Stock (based on the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the date the dividend is declared) and the Series A Preferred Stock shall be entitled to participate in any such dividends (on the same basis). Dividends paid on the Series A Preferred Stock are in preference to dividends paid on the Common Stock.

     4. Liquidation Preference. If: (i) the Corporation or a third-party acquiror consummates a transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed of to a single person or group of affiliated persons; (ii) the Corporation consolidates or merges with or into any other corporation or entity in a transaction in which the Corporation is not the surviving company; (iii) the Corporation sells all or substantially all of its assets to a third party; or (iv) a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation occurs (each of such events, a "Liquidation"), then the holders of the Series A Preferred Stock, at their option, will be entitled to receive in preference to the holders of Common Stock an amount (the "Liquidation Preference") equal to $1.00 per share (subject to adjustment for the events specified in subparagraphs 6(d) and 6(e) below) plus any dividends declared and unpaid on the Series A Preferred Stock to that date. After setting apart or paying in full the Liquidation Preference, the remaining assets (whether stated capital or surplus), if any, and all consideration received by the Corporation in excess of the Liquidation Preference, shall be distributed to the holders of record of the issued and outstanding shares of Common Stock. If upon any Liquidation of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled. Written notice of a Liquidation, stating a payment date, the estimated amount of the Liquidation Preference, and the place where said amounts shall be payable shall be given by mail not less than ten (10) days prior to the payment date stated therein, to each holder of record of Series A Preferred Stock at his address as shown by the records of the Corporation. Notwithstanding the foregoing, however, the failure of the Corporation to give such notice, or any defect therein, shall not affect the legality or validity of any dividend, distribution or other action or event. Shares of Series A Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred Stock.

     5. Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights:

        (a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible at any time, at the option of the holder of record thereof, into fully paid and nonassessable shares of Common Stock at the "Conversion Rate" (as defined in Section 5(c) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith (without requiring the posting of any security).

        (b) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate then in effect upon the consummation by the Corporation of a public offering of its Common Stock pursuant to a firm commitment underwriting and an effective registration under the Securities Act of 1933, as amended, in which the Corporation receives gross proceeds of at





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




least $20,000,000 (before the deduction of underwriters' commissions and expenses) and the Corporation has a post-initial public offering valuation, on a pro forma basis, of at least $60,000,000 (a "Qualified Public Offering"). Upon the consummation of a Qualified Public Offering, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are delivered to the Corporation or its transfer agent, as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith (without requiring the posting of any security).

        (c) Basis For Conversion; Converted Shares. The basis for any conversion under this Section 5 shall be the "Conversion Rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable with respect to each share of Series A Preferred Stock to be converted under this Section 5. Initially, the Conversion Rate shall be 1:1, i.e., one share of Common Stock for each share of Series A Preferred Stock being converted. Such Conversion Rate shall be subject to adjustment as provided in
Section 6 below. As used herein, the term "Conversion Price" initially shall be $1.00, but shall be subject to adjustment as provided herein. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series A Preferred Stock, the Corporation shall pay in lieu of such fractional share a cash amount equal to the Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series A Preferred Stock which have been converted shall be canceled and the certificates representing shares of Series A Preferred Stock so converted shall represent the right to receive
(x) such number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible, plus (y) cash payable for any fractional share plus (z) all accrued but unpaid dividends relating to such shares. Upon the conversion of shares of Series A Preferred Stock as provided in this Section 5, the Corporation shall promptly pay all then declared and accrued but unpaid dividends to the holder of the Series A Preferred Stock being converted, if any. The Board of Directors of the Corporation shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

        (d) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, or deliver an appropriate indemnity agreement (without requiring the posting of any security) at the office of the Corporation or its transfer agent for the Series A Preferred Stock and in the case of a conversion pursuant to Section 5(a) above, shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The

Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (together with a check payable to such holder or nominee in the amount of any cash amounts payable as a result of a conversion into fractional shares of Common Stock and all accrued but unpaid dividends) as aforesaid. A certificate or certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted. Any such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or in the case of automatic conversion, upon consummation of a Qualified Public Offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     6. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series A Preferred Stock, the Conversion Price and the Conversion Rate shall be subject to adjustment from time to time in accordance with the following provisions:

        (a) Certain Definitions. For purposes of this Section 6:

            (i) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued, or deemed to be issued by the Corporation pursuant to Section 6(g) below, after the Original Issue Date (as defined below) except shares of Common Stock issuable upon conversion of the Series A Preferred Stock now or hereafter issued by the Corporation and shares issuable pursuant to the exercise of options or warrants outstanding on the Original Issue Date.

            (ii) The term "Common Stock" shall be deemed to mean the Common Stock, par value $.01 per share, and the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount.

            (iii) The term "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

            (iv) The term "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities except options issued pursuant to any employee stock plan issued prior to the Original Issue Date.

            (v) The term "Original Issue Date" shall mean the date of the initial issuance of the Series A Preferred Stock.

          (b) Reorganization; Share Exchange; Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in subsection (c) or (d) below, each share of Series A Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series A Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such reorganization, share exchange, or reclassification.

          (c) Merger; Consolidation. If (i) the Corporation consolidates or merges into or with any other corporation or corporations or any other entity or entities (excluding any merger or consolidation in which the Corporation is the surviving corporation and which does not result in any change in the Common Stock), (ii) in a single transaction or a series of related transactions, the Corporation sells or transfers all or substantially all its assets or (iii) the Corporation engages in any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of stock dividends, subdivisions, split-up or combination of shares), each share of Series A Preferred Stock shall, after such merger, consolidation, reorganization, reclassification or transaction(s), be convertible into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series A Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such merger or consolidation.

          (d) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided, the Conversion Price shall be appropriately reduced as of the effective date of such subdivision so that the number of shares of Common Stock issuable upon conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares. In case outstanding shares of Common stock shall be combined, the Conversion Price shall be appropriately increased as of the effective date of such combination so that the number of shares of Common Stock issuable upon conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease of outstanding shares.

          (e) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock, then the Conversion Price shall be adjusted, as of the earliest of the date of such declaration, payment or other distribution, to that price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the payment of such dividend or other distribution. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock on an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (f) Issuance of Additional Shares of Common Stock. If the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(g) below) after the Original Issue Date, for no consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price shall be reduced, concurrently with such issue, to a Conversion Price equal to the quotient obtained by dividing:

              (i) an amount equal to the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price in effect immediately prior to such issuance or sale, plus the net consideration, if any, received or deemed to be received by the Corporation upon such issuance or sale, by

              (ii) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

For purposes of these formulas, all shares of Common Stock issuable upon the exercise of outstanding Options or issuable upon the conversion (at the Conversion Price in effect immediately before such determinations) of the Series A Preferred Stock or outstanding Convertible Securities (including Convertible Securities issued upon the exercise of outstanding Options), shall be deemed outstanding shares of Common Stock.

          (g) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common stock are deemed to be issued:

               (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or the issue of Common Stock upon the conversion or exchange of such Convertible Securities on the original terms therefor; and

               (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon any such decrease

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or increase becoming effective, shall be recomputed to reflect such decrease or increase if it would result in a reduction of the Conversion Price (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock).

          (h) Determination of Consideration. For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (i) Cash and Property. Such consideration shall:

                    (A) insofar as it consists of cash, be the aggregate amount of cash received by the Corporation; and

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of the issue, as determined by the Board of Directors in good faith.

               (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(g) above, relating to Options and Convertible Securities, shall be the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities including any amounts received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities or receivable on the exercise of Options for Convertible Securities; provided that if in the case of Options or Convertible Securities the minimum aggregate amount of additional consideration cannot be ascertained, but is a function of anti-dilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

          (i) Adjustment of Conversion Rate. Upon each adjustment of the Conversion Price under the provisions of this Section 6, the Conversion Rate shall be adjusted to an amount determined by dividing $1.00 by such adjusted Conversion Price.

          (j) Other Provisions Applicable to Adjustment Under this Section. The following provisions will be applicable to the adjustments in Conversion Price and Conversion Rate as provided in this Section 6:

               (i) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation. For purposes of this Section 6, the sale or other disposition of any Common Stock of the Corporation theretofore held in its treasury shall, unless otherwise set forth herein, be deemed to be an issuance thereof.

               (ii) Other Action Affecting Common Stock. In case the Corporation shall take any action affecting the outstanding number of shares of Common Stock

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other than an action described in any of the foregoing subsections 6(b) to 6(g)
hereof, inclusive, which would have an inequitable or dilutive effect on the holders of Series A Preferred Stock, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

          (k) Notices of Adjustments. Whenever the Conversion Rate and Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Rate and Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Rate and Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Series A Preferred Stock.

     7. Put. (a) If fraud is committed by or on behalf of the Company in connection with that certain Series A Preferred Sock Purchase Agreement (the "Stock Purchase Agreement") between the Company and Seal Holdings Corporation or the Affiliated Agreements (as defined in the Stock Purchase Agreement) or if the Company fails to perform in any material respect its obligations under the Stock Purchase Agreement or the Affiliated Agreements to provide information or to provide pre-emptive, tag-along or registration rights in accordance with the terms of the Stock Purchase Agreement and the Affiliated Agreements, and such failure remains uncured twenty (20) days after written notice from Investor, then Investor may put its Shares (or any Common Stock acquired upon conversion of the Shares) to the Company at a price equal to the greater of (i) the original purchase price plus any dividends declared and unpaid or (ii) the fair market value of the Shares (or any Common Stock acquired upon conversion of the Shares). This right is in addition to any other remedy at law or in equity available to the Investor.

          (b) If the Shares are publicly traded, the value of the Shares shall be the average closing price of such Shares during the previous five (5) trading days prior to the breach. If there is no public market for the Shares, the fair market value of such Shares will be valued by an appraiser of recognized standing selected by the Investor and the Company or, if they cannot agree on an appraiser within ten (10) days, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Investor and the Company. If the time for the closing of the put has expired but for the determination of the value of the purchase price, then such closing shall be held on or prior to the fifth (5) business day after such valuation shall have been made pursuant to this subsection.

     8. Notices of Record Dates and Effective Dates. In case (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; (iii) of any reorganization, share exchange or reclassification of the capital stock of the Corporation, or of any consolidation or merger to which the Corporation is

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party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or, (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holders of the Series A Preferred Stock at least ten (10) days prior to the applicable record date or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or the date on which such dividend, granting of rights, reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dividend, granting of rights, reclassification, reorganization share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

     9. No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or modify or seek to avoid or modify the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will, at all times, in good faith, assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of Series A Preferred Stock against impairment.

     10. Voting Rights. The holders of the Series A Preferred Stock shall be entitled to notice of any stockholder's meeting. In addition to any special voting rights provided by applicable law or by contract (including, without limitation, that certain Investor's Rights Agreement between the Corporation and Seal Holdings Corporation), the holders of shares of Series A Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 hereof, at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

     11. Protective Provisions. In addition to any other class vote that may be required by law, or any other rights provided by law, so long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not, without obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock (other than the Corporation):






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          1. alter or change the rights, preferences, privileges or restrictions provided for the benefit of the Series A Preferred Stock;

          2. create any new class or series of shares (or reclassify any existing series of shares into shares) having any rights, preferences or privileges senior to the Series A Preferred Stock;

          3. amend, alter or change or repeal the Certificate of Incorporation in any manner inconsistent with the provisions of this Section;

          4. enter into any contract, commitment or other agreement or understanding which would restrict or prohibit any holder of Series A Preferred Stock from exercising any of its respective rights under any agreement(s) with the Corporation; or

          5. merge with another entity in connection with a transaction in which the holders of Series A Preferred Stock will receive consideration of less than $3.00 per share.

     12. Amendment; Waiver. Except as expressly prohibited by law, this Certificate of Designation may be amended and any provision herein may be waived with the approval of the holders of a majority of the Series A Preferred Stock and the Board of Directors of the Corporation. Any amendment or waiver so effected shall be binding upon each holder of Series A Preferred Stock.






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




         IN WITNESS WHEREOF, this Certificate has been signed by the President and attested to by the Secretary of Healthology, Inc. as of the 28th day of February, 2000.



                                    By:/s/  Steven M. Haimowitz, MD
                                       -------------------------------------
                                       Steven M. Haimowitz, MD
                                       President and Chief Executive Officer


Attest:


By: /s/  Matthew Caleb
   ----------------------------------
Secretary